Exhibit 10.4

Inspired Entertainment

Short-Term Incentive Bonus Plan

(adopted as of 27 March, 2019)

I.	PURPOSE

The Inspired Entertainment fiscal year 2019 Short-Term Incentive Bonus Plan (the “Plan”) is intended to provide incentives to certain employees of Inspired Entertainment, Inc., its subsidiaries and its participating affiliates (collectively, the “Company”) to contribute to the success of the Company in its fiscal year commencing January 1 2019 and ending December 31 2019 (“2019”). The Plan offers eligible participants an opportunity to earn compensation in addition to their salaries, based upon the performance of the Company and the satisfaction of individual performance targets determined for each participant.

II.	PLAN ADMINISTRATION

The Plan has been approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), and the Committee is responsible for administering the Plan. The Committee may delegate, on such terms and conditions as it may provide, certain authority and powers with respect to administration of the Plan to one or more directors serving on the Committee and/or to one or more officers or other personnel of the Company (including with respect to the participation of, and awards to, participants who are not executive officers of the Company). Subject to the terms of the Plan, the Committee will receive recommendations for 2019 from the Company’s principal executive officer (the Executive Chairman of the Company or from two other members of the Office of the Executive Chairman) with respect to the operation and management of the Plan for the year including recommendations for the selection of eligible participants, bonus opportunity levels, performance criteria, and the amount and timing of any bonus payments.

III.	ELIGIBILITY

The executives and other employees eligible for participation in the Plan will be determined on an annual basis (being admitted one year, isn’t a guarantee of participation in a later year). Duly determined participants under the Plan are also referred to herein as “Covered Employees”.

Any bonus payment made under the Plan shall be purely discretionary and shall not form part of his or her contractual remuneration.

An individual whose employment is terminated for any reason, or who is under notice of termination (whether given by the individual or the Company) in both cases prior to the date on which bonus would otherwise be paid will not be eligible to receive any payment under the Plan.

If a person is hired for a position with the Company during 2019 and the position is within the category recommended to be eligible to receive a bonus under the Plan, that person may be eligible to receive a prorated portion of the annual bonus, as recommended by the Company’s principal executive officer and/or determined by the Compensation Committee, depending on the person’s particular position subject to consideration as further described above.

IV.	BONUS POTENTIAL

The bonus potential for Covered Employees shall be determined for 2019 including applicable threshold, target and maximum bonus potential for the year. Bonus potential for 2019 will be based on a percentage of the Covered Employee’s base salary as of the beginning or end of the year, the prorated amount for the year or a fixed dollar amount, as determined by the Committee. Award opportunity levels corresponding to threshold, target and maximum levels of performance may vary by participant. The name and bonus potential of each participant will be set forth in a schedule approved by the Committee for 2019 (the “Bonus Potential Schedule”). The bonus potential set forth in the Bonus Potential Schedule may, at any time prior to payment of the bonus, be adjusted to reflect changes in the list of eligible participants or to the bonus potential for participants (upward or downward), in the absolute discretion of the Committee as it deems appropriate, to reflect, without limitation, changes to a person’s position, title, or responsibilities, or, as appropriate, to reflect a transformative transaction (as determined by the Board or the Committee).

V.	PLAN COMPONENTS

The performance targets applicable for 2019 have been approved and include Company performance targets and individual performance targets. The weighting of the Plan components will also be established for this financial year.

A.	Company Performance Targets

Bonuses are contingent upon the Company achieving specific Company performance as determined by the Committee with respect to each financial year (the “Company Performance Targets”). The following are examples of criteria that could be used to set Company Performance Targets and are not an exclusive list: (i) revenue; (ii) sales; (iii) profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); (iv) earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings); (v) net income (before or after taxes, operating income or other income measures); (vi) cash (cash flow, cash generation or other cash measures); and (vii) stock price or performance; and (viii) total stockholder return. As determined by the Committee, the Company Performance Targets may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. In certain cases, the Office of the Executive Chairman may recommend to the Compensation Committee that an element of Bonus is a divisional target as opposed to Company wide.

The Office of the Executive Chairman recommended for approval Company performance targets for 2019 and The Compensation Committee has reviewed, approved and thereby determined such Company performance targets for 2019.

B.	Individual Performance Targets

Even if the Company has fully achieved the Company Performance Targets, an individual participant’s bonus potential will be subject to an assessment of the individual’s achievement of individual performance targets. The following are examples of criteria that could be used to set individual performance targets and are not an exclusive list: (i) budget management; (ii) cost of service; (iii) quality and service levels; (iv) product line achievements; (v) leadership/team participation and support and (vi) adherence to and compliance with Company values and behaviors.

The Committee may, in its sole discretion and at any time, reduce or eliminate a Covered Employee’s award if it determines that such reduction or elimination is appropriate.

VI.	TRANSFER/PROMOTION/DEMOTION

If a participant is transferred to a new role during 2019, the bonus payment for 2019 will be calculated based on the base earnings the participant received during the relevant portions of 2019 in each role at the applicable target percentage(s) for each role unless determined otherwise by the Committee.

If a participant becomes ineligible for the Plan due to a transfer or demotion, the participant may be eligible to receive a prorated bonus based on the period of participation in the Plan as determined by the Committee. Any such prorated bonus would be paid at the same time as other bonus payments under the Plan.

VII.	PAYOUT AND TAXATION

Bonus payments that are approved by the Committee for 2019 shall be made as soon as administratively practicable after the completion of the Company’s audited financial statements for 2019 subject to IX below. Further, if the Committee determines that payment of bonuses would jeopardize the ability of the Company to continue as a going concern or meet its banking covenants, bonuses may be reduced, eliminated or delayed.

Payroll taxes will be withheld from bonus payments as required by law. Bonus payments that participants receive are includable as income in the year in which they are paid.

VIII.	INTEGRATION WITH BENEFIT PROGRAMS

Any bonus payment that a participant receives is not intended to be considered compensation for purposes of life assurance, 401(k) or any other pension scheme, disability, holiday pay or any other benefit plan unless specified by the applicable plan document.

IX.	CONDITIONS FOR RECEIVING PAYMENT

An individual whose employment is terminated for any reason, or who is under notice of termination (whether given by the individual or the Company) in both cases prior to the date on which bonus would otherwise be paid will not be eligible to receive a bonus payment (e.g., a participant on garden leave on the date of payment will not be eligible for a bonus). However, the Company retains the authority in its absolute discretion to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, approving a prorated bonus in the event of an employee’s death, disability, call to active military service, or retirement with the written consent of the Company.

X.	CLAWBACK

By accepting a bonus payment under the Plan, each participant agrees that the Company may recover some or all of the amounts paid with respect to such bonus payment, or recoup some or all of the value thereof via offset from other amounts owed to the employee by the Company or an affiliate, at any time in the three year fiscal years following payment hereunder, if and to the extent that the Committee concludes that (i) U.S. federal or state law, the laws of any other jurisdiction in which the participant has been employed by the Company during the fiscal year, or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the bonus payment were not met, or not met to the extent necessary to support the amount of the bonus payment that was paid, or (iii) as required by Section 304 of the U.S. Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise after a restatement of the Company’s financial results as reported to the U.S. Securities and Exchange Commission. Participants are deemed to have agreed to promptly comply with any Company demand for recovery or recoupment by accepting any payment hereunder.

XI.	LIMITATIONS AND/OR ADJUSTMENTS

The Company reserves the right to review, amend, suspend, withdraw and/or terminate the Plan, the incentive calculation formulas, performance targets and all other aspects of the Plan at any time and in its sole and absolute discretion and without prior notice.

An employee’s participation in the Plan shall not be construed as a contractual right or form part of his or her contractual remuneration under an employment contract nor shall it be construed as a promise of continuing employment between the Company and the employee. Any bonus payment made in respect of 2019 are not indicative of any payments that may be made in subsequent fiscal years. Employment with the Company is terminable at will subject to the terms of any written services or employment agreement between the Company and the employee and applicable laws. Neither an employee’s employment with the Company, nor an employee’s employment within any particular category of employees, shall entitle the employee to either participate in the Plan or to be eligible to receive any bonus pursuant thereto. All determinations of eligibility shall be made by the Compensation Committee in its absolute discretion and may be revised or adjusted in accordance with the Plan.

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